UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2019

HILL-ROM HOLDINGS, Inc.

(Exact name of registrant as specified in its charter)

Indiana	1-6651	35-1160484
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 East Randolph Street, Suite 1000 Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)

(312) 819-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report.)

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, without par value	HRC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐ Emerging growth company (Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.b-2 of this chapter).

☐ If an emerging growth company, indicate by check mark of the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.Entry Into a Material Definitive Agreement.

On September 19, 2019, Hill-Rom Holdings, Inc. (“Hillrom”) completed its previously announced private offering (the “Offering”) of $425 million aggregate principal amount of 4.375% Senior Notes due 2027 (the “Notes”) pursuant to a purchase agreement, dated September 5, 2019, by and among Hillrom, certain subsidiary guarantors party thereto (the “Subsidiary Guarantors”) and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein.

In connection with the closing of the Offering, Hillrom and the Subsidiary Guarantors entered into an Indenture, dated September 19, 2019 (the “Indenture”), between Hillrom, the Subsidiary Guarantors and Citibank, N.A., as trustee (the “Trustee”).

The Indenture provides, among other things, that the Notes will be senior unsecured obligations of Hillrom. Hillrom’s payment obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Subsidiary Guarantors. Interest is payable on the Notes on March 15 and September 15 of each year, beginning on March 15, 2020. The Notes will mature on September 15, 2027.

The Indenture contains restrictive covenants that, among other things, limit the ability of Hillrom and the Subsidiary Guarantors to: (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, their capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets or issue capital stock of restricted subsidiaries; (v) create liens; (vi) merge, consolidate or transfer or dispose of substantially all of their assets; and (vii) engage in certain transactions with affiliates. These covenants are subject to a number of important limitations and exceptions that are described in the Indenture.

The Indenture provides for customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) nonpayment of principal, premium, if any, and interest, when due; (ii) breach of covenants in the Indenture; (iii) defaults relating to the failure to pay at final maturity or the acceleration of certain other indebtedness; (iv) a failure to pay certain judgments; and (v) certain events of bankruptcy and insolvency. If an event of default occurs and is continuing, the Trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare the principal, accrued and unpaid interest, if any, on all the Notes to be due and payable. These events of default are subject to a number of important qualifications, limitations and exceptions that are described in the Indenture.

The Notes will also be redeemable at the option of Hillrom, in whole or in part, at any time on or after September 15, 2022 pursuant to a customary schedule of declining redemption prices. In addition, Hillrom may redeem some or all of the Notes prior to September 15, 2022 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to September 15, 2022, Hillrom may redeem up to 40% of the aggregate principal amount of the Notes using the proceeds of certain equity offerings at a redemption price equal to 104.375% of the aggregate principal amount of the Notes.

The Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The above description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
4.1	Indenture, dated September 19, 2019, among Hill-Rom Holdings, Inc., the subsidiary guarantors party thereto, and Citibank, N.A., as trustee, including the form of note attached as an exhibit thereto
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL-ROM HOLDINGS, INC.
(Registrant)

DATE: September 19, 2019	By:	/s/ Deborah Rasin
	Name:	Deborah Rasin
	Title:	Senior Vice President, Chief Legal Officer and Secretary

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